Exhibit 10.1

August 11, 2005

Mr. Edmund A. Stanczak, Jr.

1397 Coles Avenue

Mountainside, New Jersey 07092

Dear Mr. Stanczak:

Propex Fabrics Inc. (“Propex”) is pleased to offer (the “Offer”) you employment as President and CEO of Propex Fabrics Inc., effective August 16, 2005. It is anticipated that you will also serve as a Director of Propex during your employment, if you are properly appointed or elected as legally required.

The following are the components of the Offer:

1.	Compensation. You will receive an annual salary of $345,000 (“Annual Salary”) subject to statutory withholdings and deductions. Your Annual Salary will be pro-rated for 2005.

2.	Vacation: You will be granted 160 hours of vacation annually during the term of your employment beginning January 1, 2006. For 2005, you will be eligible to use half of this benefit after completing four months of credited service (80 hours for the remainder of 2005).

3.	Relocation: You will be reimbursed for your reasonable relocation expenses incurred within a period of one year from your first day at work.

4.	Confidentiality Agreement; Compliance with Policies. As a condition of your employment, you will be required to execute the attached Information and Invention Agreement (“Confidentiality Agreement”) and comply with all company policies of Propex and its affiliated companies.

5.	Investment. You acknowledge and agree that any investment in any securities of Propex Fabrics Holdings Inc (“Holdings”) by you or any decision by you not to make any such investment is not a condition to, or in any way related to this Offer or your employment.

Mr. Edmund A. Stanczak, Jr.

August 11, 2005

6.	Stock Option Plan. You will be granted 14,000 stock options in the stock option plan of Holdings, upon such terms as are approved by the Board of Directors of Holdings (the “Holdings Board”) or a duly authorized committee, thereof, subject to the approval of such stock option plan by the Holdings Board and the stockholders of Holdings, provided that you understand and agree that your participation in such stock option plan is not a condition to your employment and that stock options to be granted, if any, will be determined at the discretion of the Holdings Board.

7.	Bonus Plan. For 2005, you will be eligible for a target bonus payment of 75% of your 2005 bonus-eligible earnings (the “Target Bonus”) if Propex meets its budgeted EBITDA for 2005 as well as other strategic objectives. Bonus-eligible earnings include your base salary earned in 2005, but exclude other compensation including any applicable relocation reimbursement etc. It is expected that some percentage of the Target Bonus would be paid if Propex meets a significant percentage (to be determined by the Board of Directors of Propex (the “Propex Board”)) of its 2005 objectives. In the event that Propex exceeds its 2005 objectives, you will be eligible to receive an additional bonus payment, for 2005, which will be determined at the discretion of the Propex Board. For 2006 and beyond, the Propex Board will determine Target Bonuses, however, such future Target Bonuses for any given year will not be less than those that would have been paid had the 2005 Bonus Plan been in effect for that year.

8.	Severance Payment. As set forth herein, Propex may terminate your employment at any time with or without Cause as defined in Exhibit A attached hereto. If your employment is terminated by Propex without Cause or due to your death or total and permanent disability (as such total and permanent disability is reasonably determined by the Propex Board), you will (i) receive (subject to statutory withholdings and deductions) a severance payment equal to the sum of 175% of one year’s Annual Salary, and (ii) (in the case of termination by Propex without Cause) comply with the provisions of paragraph 9(b)-(d) hereof. If your employment is terminated by Propex with Cause, by your voluntary resignation or under any other circumstances not addressed in the preceding sentence, you will (i) receive (to the extent not theretofore paid) the portion of your Annual Salary for the portion of the year in which such termination occurs (subject to statutory withholdings and deductions), (ii) receive no other payment or compensation and (iii) comply with the provisions of paragraph 9(b)-(d) hereof.

9.	Non-Competition Covenant.

(a)	During your employment with Propex, you will not compete with Propex or its affiliates, directly or indirectly, either for yourself or as a member of a partnership or as a stockholder (except as a stockholder of Holdings or as a stockholder of less than one percent of the issued and outstanding stock of a publicly-held company whose gross assets exceed $100 million), investor, owner, officer, director, trustee or manager of a company or other entity, or as

Mr. Edmund A. Stanczak, Jr.

August 11, 2005

an employee, agent, associate or consultant of any person, partnership, corporation, or other entity, in any business in competition with that carried on by Propex or any of its affiliated companies.

(b)	During the Non-Compete Term, as defined in subparagraph 9(c) below, you will not (a) represent, engage in, carry on, or have a financial interest in, directly or indirectly, individually, as a member of a partnership or limited liability company, equity owner, stockholder (other than as a stockholder of Holdings or as a stockholder of less than one percent (1%) of the issued and outstanding stock of a publicly-held company whose gross assets exceed $100 million), investor, owner, officer, director, trustee, manager, employee, agent, associate or consultant, in any business which directly competes with any of the services or products produced, sold, conducted, developed, or in the process of development by Propex and its affiliated companies on the date of termination of your employment within a 300 mile radius of Austell, Georgia, or (b) directly or indirectly, whether as a principal, agent, officer, director, manager, employee, consultant, independent contractor or otherwise, alone in association with or on behalf of any other person, firm, corporation or other business organization, (1) solicit, sell, call upon, advise do or attempt to do business with or otherwise contact any customer of Propex, its parent, subsidiaries, or other affiliate companies as of the date of such termination, or (2) (i) hire or attempt to hire any employee of Propex, its parent, subsidiaries, or other affiliate companies, (ii) assist in such hiring by any other person, (iii) encourage any such employee to terminate his/her employment with Propex, its parent, subsidiaries or other affiliated companies (iv) solicit, encourage or induce any customer, supplier or other person or entity having a business relationship with Propex, its parent, subsidiaries or other affiliated companies to reduce, limit or terminate its business relationship with Propex, its parent, subsidiaries or other affiliated companies and/or (v) make any statement (orally or in writing) about Propex, its parent or any of its subsidiary or other affiliated companies or any of their products or services, which statement could reasonably be expected to be detrimental to Propex, its parent or any of its subsidiaries or other affiliated companies or the marketing or sale of any of their their products or services.

(c)	The “Non-Compete Term” is for one year beginning on the date of termination of your employment; provided, however, the foregoing notwithstanding, the Non-Compete Term may be extended for an additional year upon written notice by Propex provided to you at least six (6) months prior to the end of the first year of the Non-Compete Term and payment of an additional amount equal to 175% of one year’s Annual Salary (which additional amount will be payable at the start of the second year of the Non-Compete Term, in the event that the Non-Compete Term is extended by the Company).

(d)	You acknowledge that the limitations set forth herein on your rights to compete with Propex and its affiliated companies are reasonable and necessary for the protection of Propex and its affiliated companies. In this regard, you hereby specifically agree that the limitations as to period of time and geographic area,

Mr. Edmund A. Stanczak, Jr.

August 11, 2005

as well as all other restrictions on your activities specified herein, are reasonable and necessary for the protection of Propex and its affiliated companies. You agree that, in the event that the provisions of this Offer should ever be deemed to exceed the scope of business, time or geographic limitations permitted by applicable law, such provisions shall be and are hereby reformed to the maximum scope of business, time or geographic limitations permitted by applicable law.

10.	“At-Will” employment. Your employment will be “at-will.” This means that you may cease your employment or be terminated from employment at any time, without notice or requirement of Cause or for any or no reason; provided that you receive the payments described in paragraph 8 above in connection with the termination of your employment as set forth therein, but shall be entitled to the other payment or compensation. Nothing contained in this Offer will be construed to constitute a continued obligation with respect to your employment, or affect your status, as an employee “at-will”.

11.	Contingencies. Your employment offer is contingent upon the following; (1) the information and qualifications you provided during our selection process, which are subject to verification; (2) the results of a pre-placement drug and alcohol screening; and (3) establishing employment eligibility under the Immigration Reform and Control Act of 1986. You will complete an Employment Eligibility Form on your first day of employment, and will need to furnish original documents or certified copies only.

12.	Governing Law. This offer shall be governed by, and construed and enforced in accordance with the laws of the State of Georgia.

Your starting date is set as August 16, 2005 and is contingent upon your successful fulfillment of the requirements set forth in paragraph 11 above. To make arrangements for the drug and alcohol screening, please contact Cheryl Perkins in Austell-Human Resources at 770-944-4431. Cheryl can also help you with enrollment in our various benefit plans.

Ed, we are very pleased that you are joining us at Propex Fabrics. Please sign and return a counterpart of this letter indicating your acceptance of employment on the terms, described herein. Please contact me at 336-337-5301 or Ken Dirks, VP-Human Resources at 770-944-4430 if you have any questions.

Sincerely,

George W. Henderson III
Chairman of the Board

Mr. Edmund A. Stanczak, Jr.

August 11, 2005

I have read, understood and agree to be bound by the above and accept employment on the above terms as of August 16, 2005.

/s/ Edmund Stanczak, Jr.
Edmund Stanczak, Jr.

Date: August 11, 2005

EXHIBIT A

Definition of “Cause”. When used in connection with the termination of your employment with Propex, or any of its affiliate companies, “Cause” means: (i) breach of your obligations under this Offer after you have been given notice specifying such breach and a reasonable opportunity to cure such breach; (ii) failure to adhere to any written policy of Propex and its affiliated companies after you have been given notice specifying the failure and a reasonable opportunity to comply with such a policy or cure your failure to comply; (iii) your conviction of, indictment for or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment; (iv) the commission by you of an act of fraud upon Propex or any of its affiliated companies; (v) the misappropriation (or attempted misappropriation) of any funds or property of Propex or any of its affiliated companies; (vi) failure to perform the duties assigned to you under this Offer after reasonable notice and opportunity to cure such performance; (vii) your engagement in any direct, material conflict of interest with Propex or any of its affiliated companies without compliance with the conflict of interest policy of Propex or any of its affiliated companies, if any, then in effect; (viii) your engagement, without the written approval of the Board of Directors of Propex, in any activity which competes with the business of Propex or any of its affiliated companies or which would result in a material injury to Propex or any of its affiliated companies; (ix) your engagement in any activity which would constitute a material violation of the provisions of the Propex or any of its affiliated companies insider trading policy or business ethics policy, if any then in effect, or (x) any act or omission that, in the judgment of the Board of Directors of Propex has or could have a material adverse effect on (a) Propex’s properties, operations or public image, or (b) the health, safety or morale of any of the suppliers, employees or customers of Propex or any of its affiliated companies.